SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities
(collectively, "Federated")
and various
Federated-sponsored mutual
 funds (Funds) have been named
as defendants in several class
action
lawsuits now pending in the
 United States District Court
for the District of Maryland.
The lawsuits were
purportedly filed on behalf
of people who purchased, owned
and/or redeemed shares of certain
Funds
during specified periods
beginning November 1, 1998.
The suits are generally similar
in alleging that
Federated engaged in illegal
 and improper trading practices
including market timing and late
trading in
concert with certain institutional
traders, which allegedly caused
financial injury to the mutual
fund
shareholders. Federated without
admitting the validity of any claim
has reached a preliminary settlement
with the Plaintiffs in these cases.
Any settlement would have to be approved by the Court.
     Federated entities have also
been named as defendants in several
additional lawsuits that are now
pending in the United States District
Court for the Western District of
Pennsylvania. These lawsuits have
been consolidated into a single action
alleging excessive advisory fees
involving one of the Funds.
     The Board of the Funds retained
the law firm of Dickstein Shapiro LLP
to represent the Funds in
each of the lawsuits described in the
preceding two paragraphs. Federated and
the Funds, and their
respective counsel, have been defending
this litigation, and none of the Funds
remains a defendant in
any of the lawsuits. Additional lawsuits based upon similar allegations may be filed in the future. The
potential impact of these lawsuits, all of which seek monetary damages, attorneys' fees and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales of shares of the Funds or other adverse consequences for the
Funds.

	- 2 -